UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1) *

		                 CytoDyn Inc.
                                (Name of Issuer)

                            COMMON STOCK, No Par Value
                         (Title of Class of Securities)

                                   23283M101
                                 (CUSIP Number)


                       (Holdings as of December 16, 2014)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 23283M101
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1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Paulson Investment Company LLC
      TIN 93-0789804
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)[_]
      (b)[_]

      Not Applicable
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      OREGON
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Number of Shares Beneficially Owned by Each Reporting Person With:

5. Sole Voting Power: 1,007,301 currently excercisable warrants to purchase shares of common stock of the Issuer

6.   Shared Voting Power: 0

7. Sole Dispositive Power: 1,007,031 currently excercisable warrants to purchase shares of common stock of the Issuer

8.   Shared Dispositive Power: 0

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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,007,031 currently excercisable warrants
to purchase shares of common stock of the Issuer
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.77%
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12.   TYPE OF REPORTING PERSON

      BD
--------------------------------------------------------------------------------

CUSIP NO. 23283M101


ITEM 1(A) Name of Issuer:

          CytoDyn Inc.

ITEM 1(B) Address of Issuer's Principal Executive Offices:

          1111 Main Street, Suite 660
	  Vancouver, Washington 98660

ITEM 2(A) Name of Person Filing:

          Paulson Investment Company LLC

ITEM 2(B) Address of Principal Business Office or, if none, Residence:

          1331 NW Lovejoy Street, Suite 720
	  Portland, Oregon 97209

ITEM 2(C) Citizenship:

          Oregon

ITEM 2(D) Title of Class of Securities:

          COM

ITEM 2(E) CUSIP Number:

          23283M101

ITEM 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [X] Broker or dealer registered under section 15 of the Act in accordance with Rule 13d-1(b)(1)(ii)(A).

        (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                 78c).

        (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e)  [_] An investment adviser in accordance with
                 (S)240.13d-1(b)(1)(ii)(E);

        (f)  [_] An employee benefit plan or endowment fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F);

        (g)  [_] A parent holding company or control person in accordance with
                 (S) 240.13d-1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4 OWNERSHIP

ITEM 4(A): Amount Beneficially Owned:

           The share ownership information reported herein realtes to 1,007,031
	   currently excercisable warrants to purchase shares of common stock of
	   the Issuer (the "Warrants") held directly by Paulson Investment Company LLC.

ITEM 4(B): Percent of Class:

The Reporting Person believes that the Issuer had 55,752,503 shares of common stock outstandings as of September 30, 2014, based on the number of outstandings shares disclosed in the Issuer's Quarterly Report on From 10-Q for the quarter neded August 31,
2014, filed with the SEC on October 10, 2014. Based on the number of shares of common stock outstanding as described above and calculated in accordance with Rule 13d-3(d)(1) with respect to securities which represent a right to acquire an underlying security, the Reporting Persons beneficially owned 1.77% of the Issuer's outstanding common stock as of the date of this filing.

ITEM 4(C): Number of shares as to which such person has:

      (i)  sole power to vote or to direct the vote:  1,007,031

      (ii) shared power to vote or to direct the vote:  0

      (iii) sole power to dispose or to direct the disposition of: 1,007,031

      (iv) shared power to dispose or to direct the disposition of:  0

ITEM 5 Ownership of Five Percent or Less of a Class:

If this statement is being filed to rerport the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].


CUSIP NO. 23283M101


ITEM 6 Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable.

ITEM 8 Identification and Classification of Members of the Group:

          Not Applicable.

ITEM 9 Notice of Dissolution of Group:

          Not Applicable.

ITEM 10 CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             December 16, 2014
	                  -------------------------------
	                              DATE


	                        /s/ Lorraine Maxfield
                          -------------------------------
                                    SIGNATURE

	                   Lorraine Maxfield/Senior VP Corporate Finance
	                 --------------------------------
	                           NAME/TITLE